EXHIBIT  2.5

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2004 and 2003

Index

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

ELLIS FOSTER

           CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC  Canada   V6J 1G1

Telephone:  (604) 734-1112  Facsimile: (604) 714-5916

Website:  www.ellisfoster.com

AUDITORS' REPORT

To the Shareholders of

MINCO MINING & METALS CORPORATION

We have audited the consolidated balance sheets of Minco Mining & Metals Corporation as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada

March 11, 2005

Chartered Accountants

EF

                                                            A partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited

                                                                                                                                                     - members in principal cities throughout the world

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Balance Sheets
December 31, 2004 and 2003
(Expressed in Canadian Dollars)
	2004	2003

ASSETS

Current
Cash and cash equivalents	$447,613	$625,396
Temporary investments	11,725,413	5,918,413
Receivables	583,418	311,267
Prepaid expenses and deposits	72,778	60,813

	12,829,222	6,915,889

Mineral interests (Note 3)	100	100

Equipment (Note 4)	196,369	66,061

	$13,025,691	$6,982,050

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$316,154	$357,670

Non-controlling interest (Note 5)	2,987,324	-

SHAREHOLDERS' EQUITY

Share capital (Note 6a)	24,801,137	19,201,871

Contributed surplus (Note 6c)	804,057	179,528

Deficit	(15,882,981)	(12,757,019)

	9,722,213	6,624,380

	$13,025,691	$6,982,050

Approved by the Directors:	"William Meyer"	"Robert Gayton"
William Meyer		Robert Gayton

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Statements of Operations and Deficit
Years Ended December 31, 2004 and 2003
(Expressed in Canadian Dollars)
	2004	2003

Exploration costs, net of recovery (Note 3)	$777,618	$308,858

Administrative expenses
Accounting and audit	55,025	31,232
Advertising	13,603	15,880
Amortization of equipment	29,228	23,301
Consulting fees	287,560	487,171
Foreign exchange loss	326,489	48,148
Interest on convertible debenture	-	52,162
Investor relations	293,807	132,691
Legal	46,326	45,192
Listing, filing and transfer agents	61,623	73,620
Management fees	28,271	13,499
Office and miscellaneous	99,702	28,986
Property investigation	174,058	65,567
Rent	194,327	132,932
Salaries and benefits	268,024	131,022
Stock based compensation (Note 6c)	505,932	242,581
Telephone	16,338	5,963
Travel and transportation	67,581	15,668
	2,467,894	1,545,615

Operating loss	(3,245,512)	(1,854,473)

Other income (loss)
Write down of temporary investments	(57,250)	-
Interest and sundry income	318,424	85,278

Loss for the year before non-controlling interest	(2,984,338)	(1,769,195)

Non-controlling interest (Note 5)	12,676	-

Loss for the year	(2,971,662)	(1,769,195)

Deficit, beginning of year	(12,757,019)	(10,987,824)

Cumulative effect of a change in an accounting policy (Note 2a)	(154,300)	-

Deficit, end of year	$(15,882,981)	$(12,757,019)

Loss per share - basic and diluted	$(0.10)	$(0.08)

Weighted average number of common shares
outstanding - basic and diluted	31,108,793	20,875,129

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003
(Expressed in Canadian Dollars)
	2004	2003

Cash flows from (used in) operating activities
Loss for the year	$(2,971,662)	$(1,769,195)
Adjustment for items not involving cash:
- amortization of equipment	29,228	23,301
- stock-based compensation	505,932	242,581
- non-controlling interest in loss	(12,676)	-
- non-cash recovery of exploration costs	(122,000)	-
- write down of temporary investments	57,250	-
- interest on convertible note paid in common shares	-	26,535
Change in non-cash working capital items:
- receivables	(272,151)	(248,543)
- prepaid expenses and deposits	(11,965)	(22,207)
- accounts payable and accrued liabilities	(41,516)	(73,774)

	(2,839,560)	(1,821,302)

Cash flows from financing activities
Shares issued for cash	5,563,563	7,688,602
Warrants issued for cash	3,000,000	-
Proceeds from issuance of convertible debenture	-	580,600

	8,563,563	8,269,202

Cash flows used in investing activities
Acquisition of equipment	(159,536)	(6,690)
Increase in temporary investments	(5,742,250)	(5,856,495)

	(5,901,786)	(5,863,185)

Increase (decrease) in cash and cash equivalents	(177,783)	584,715

Cash and cash equivalents, beginning of year	625,396	40,681

Cash and cash equivalents, end of year	$447,613	$625,396

Supplemental disclosure of cash flows information
Income taxes paid	$-	$-
Interest paid	$-	$25,627

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

1.

Nature of Operations

The Company was incorporated under the laws of British Columbia, Canada and is engaged in the acquisition, exploration and development of mineral resource properties in China.

The Company is in the process of exploring and evaluating its mineral properties and projects and has not yet determined whether these properties contain economically recoverable ore reserves.  The ability of the Company to meet its commitments as they become payable, including the completion of acquisitions, exploration and development of mineral properties and projects, is dependent on the ability of the Company to obtain necessary financing.  The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete development and upon future profitable production or sufficient proceeds from the disposition thereof.

2.

Significant Accounting Policies

(a)

Change in Accounting Policies

Effective January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants Handbook section on Stock-based compensation and other stock-based payments.  Under this Handbook section, the Company is required to expense, over the vesting period, the fair value of the options at the date of grant.  As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted on or after January 1, 2003.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted since January 1, 2003.  For the year ended December 31, 2004, $505,932 was recorded as stock-based compensation and credited to contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors but pro-forma information was provided had the Company applied the fair value-based method.

(b)

Consolidation

These consolidated financial statements include the accounts of the Company, its wholly-owned China subsidiary Minco Mining (China) Corporation, its wholly owned British Columbia subsidiary Minco Base Metals Corporation,  its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its 70% owned subsidiary Minco Silver Corporation, its 80% owned joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its 75% owned joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its 51% owned joint venture company Guangdong Minco-Jinli Mining Co. Ltd. (“Jinli”), and its 70% owned subsidiary Guangdong Minco-Nanling Mining Co. Ltd. The Company

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

has not recorded minority interests in the joint venture companies as their ownership percentages represent only the profit sharing and working interests. As at December 31, 2004, the joint ventures are still in the exploration stage and have not generated any revenue, therefore the accounts of Keyin and Damo are 100% consolidated.

The consolidated financial statements also include the account of its 75% owned joint venture company, Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”). In 2004, all the expenditures for the BYC project are paid by New Cantech Ventures Inc. (“Cantech”), the Company’s strategic alliance partner; therefore, the account of HYMK is eliminated.

All inter-company accounts and transactions have been eliminated.

(c)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

(d)

Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.  As at December 31, 2004 and 2003, cash equivalents consist of cash only.

(e)

Temporary Investments

Temporary investments are stated at the lower of cost and market value.  As at December 31, 2004, temporary investments consist of marketable securities ($64,750), high-grade bonds and guaranteed investment certificates.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(f)

Equipment

Amortization is provided as follows:

Computer equipment	30% per annum, declining-balance basis
Leasehold improvements	5 year, straight-line basis
Mining equipment	30% per annum, declining-balance basis
Motor vehicles	30% per annum, declining-balance basis
Office equipment and furniture	20% per annum, declining-balance basis

Amortization is provided at half the annual rate in the year of acquisition.

(g)

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.  The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate. Shares held in escrow are excluded in the computation of loss per share until the conditions for their release are satisfied.  As the Company incurred net losses in fiscal 2004 and 2003, the stock options and share purchase warrants as disclosed in Notes 6b and 6d were not included in the computation of loss per share as their inclusion would be anti-dilutive.

(h)

Translation of Foreign Currencies

The accounts of subsidiaries, all of which are considered to be integrated foreign operations, are translated into Canadian dollars using the temporal method.  Under this method, monetary assets and liabilities are translated at the year end exchange rates.  Non-monetary assets and liabilities are translated using historical rates of exchange.  Revenues and expenses are translated at average rates for the year and exchange gains and losses on translation are included in income.

Transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at transaction dates.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(i)

Mineral Interests

The Company follows the method of accounting for its mineral interests whereby all costs related to acquisition, exploration and development are expensed when incurred until such time as reserves are proven.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

(j)

Long-lived Assets Impairment

Long-term assets are reviewed when changes in circumstances suggest their carrying value has become impaired.  Management considers assets to be impaired if the carrying value exceeds the estimated undiscounted future projected cash flows to result from the use of the asset and its eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value.  Fair value is generally determined using a discounted cash flow analysis.

(k)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, measured using substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(l)

Asset Retirement Obligation

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they occur and in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset.  Subsequently, the asset retirement cost is allocated to expenses using a systematic and rational method and is also adjusted to reflect period-to-period changes in the liability resulting from passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow.  At present, the Company does not have any asset retirement obligation.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

3.

Mineral Interests

(a)

Guangdong Projects:

(i)

Changkeng –On September 28, 2004, the Company signed a 30-year joint venture contract with four other companies in Guangdong for the exploration and development of the Changkeng gold deposit in Gaoyao City of Guangdong Province, China. Pursuant to the contract, the Company and its partners will form a Sino-Foreign Joint Venture (“JV”): Guangdong Minco-Jinli Mining Co. Ltd., with the total investment of 100 million RMB (approximately $14.5 million), to explore and develop the Changkeng gold deposit. The 50% initial payment of the total investment, 50 million RMB (approximately $7.3 million), shall be paid in three instalments and the balance of 50% shall be paid in three instalments within one and half years after the initial payment is fully contributed. To earn 51% equity interest in the JV, the Company is to contribute 51 million RMB (approximately $7.4 million).

The Company completed a nine-hole drill program in 2004 at a cost of $380,800.

(ii)

Fuwan – On September 28, 2004, the Company signed a 30-year joint venture contract with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan silver deposit adjacent to Changkeng Gold Joint Venture. Pursuant to the contract, the Company and GGEDC will form a Sino-Foreign Joint Venture (“JV”): Guangdong Minco-Nanling Mining Co., Ltd., with the total investment of 30 million RMB (approximately $4.3 million), to explore and develop the Fuwan silver deposit. The 50% initial payment of the total investment, 15 million RMB (approximately $2.2 million), shall be paid in three instalments and the balance of 50% shall be paid in three instalments within two years after the initial payment is fully contributed. To earn 70% equity interest in the JV, the Company has to contribute 21 million RMB (approximately $3.1 million) on a staged basis. The Company has spent $86,938 as of December 31, 2004.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

(b)

Gansu Projects:

(i)

West Extension of Yangshan – On October 28, 2004, the Company signed a joint venture contract with Gansu Qinqi Mining Co. Ltd. for the exploration and development of mineral resources for gold in three areas in China’s south Gansu province, for which the joint venture partner holds exploration permits. Pursuant to the contract, the Company will participate in a Sino-Foreign Joint Venture, Gansu Minco Mining Co., Ltd., with the total investment of 10 million RMB (approximately $1.5 million). To earn 75% equity interests in the three areas, the Company must contribute 7.5 million RMB (approximately $1.1 million) on this project over three years. The Company has spent $213,797 to December 31, 2004.

(ii)

The joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”) was formed pursuant to an agreement dated August 28, 1998 and amended August 28, 2003.  The following projects are operated through Keyin:

(a)

White Silver Mountain – As per the amendment signed on August 28, 2003, the Company has earned a 61% total project interest.  Both parties to the joint venture company may proceed in accordance with the original joint venture contract, which provided the Company the right to earn an 80% interest by spending another 20 million RMB (approximately $2.9 million).  There is no time limit for the expenditure. This project has been assigned to Minco Base Metals.

(b)

Yangshan (Anba) – In 2003, the Company signed agreements with Gansu provincial government and two other companies in Gansu for the exploration and development of the Anba gold deposit in the Yangshan gold field.  Pursuant to the terms of the agreements, Keyin has the right to acquire a 40% equity interest in Yangshan Gold Mining Co., Ltd. (“YGM”), a joint venture company to be established for the exploration and development of the Anba gold deposit. YGM will acquire a 100% interest in the Anba gold deposit for 60 million RMB (approximately $8.7 million), including an initial payment of 24 million RMB (approximately $3.5 million) and the balance of 36 million RMB (approximately $5.2 million) will be paid over five years. Keyin’s share of the capital contribution is 40%, which is 24 million RMB (approximately $3.5 million).  This project awaits final licence transfers.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

(c)  Inner Mongolia Projects:

(i)

Gobi – The property is located in Inner Mongolia Autonomous Region, China.  Pursuant to a co-operative joint venture agreement, the Company can earn a 75% interest in the property by spending 18 million RMB (approximately $2.6 million) over a four-year period.  A joint venture company called Inner Mongolia Damo Mining Co. Ltd. (“Damo”) was formed to hold the above noted mineral interests. In 2003, the board of the directors of Damo decided to reduce its registered capital from 16.8 million RMB to 7 million RMB, with no effect to the earn-in process.  At December 31, 2004, the Company has spent approximately 8 million RMB (about $1.16 million) and earned a 57% project interest.

(ii)

BYC – In 2002, the Company reached an agreement with the Inner Mongolian Bureau of Non-ferrous Metals and Exploration to acquire majority interest in a joint venture company, which holds the BYC gold project located in central Inner Mongolia.  On December 3, 2003, the joint venture company called the Inner Mongolia Huayu-Minco Mining Co., Ltd. was formed to hold the above noted mineral interest.  Minco can earn 75% interest in the joint venture company by spending 12 million RMB (approximately $1.7 million) over four years.  In 2003, the Company entered into a letter agreement with New Cantech Ventures Inc. (“Cantech”).  Pursuant to the agreement, Cantech acquired the right to earn a 51% interest in the BYC project by spending 12 million RMB (approximately $1.7 million) in exploration over a three-year period.  Cantech can earn another 9% by funding all further exploration and development expenditures leading to the completion of a preliminary feasibility study that recommends completion of a final feasibility study. Cantech spent $400,000 in 2004 on geophysical and geochemical surveys, geology and six drill holes.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

The Company follows the practice of expensing all exploration costs until mineral reserves have been established.  The costs incurred on the Company’s mineral properties, which are all located in China, are as follows:

	Costs Incurred to December 31, 2003	January 1 to December 31, 2004 Exploration Costs	Costs Incurred to December 31, 2004
Currently active properties:
Gansu
- White Silver Mountain	$1,386,348	$ 11,241	$ 1,397,589
- Yangshan (Anba)	43,811	110,235	154,046
- West Extension of Yangshan	-	213,797	213,797
Inner Mongolia
- Gobi Gold	1,375,551	96,607	1,472,158
- BYC	54,783	-	54,783
Guangdong
- Changkeng	-	380,800	380,800
- Fuwan	-	86,938	86,938
	2,860,493	899,618	3,760,111
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600
	2,861,093	899,618	3,760,711
Exploration cost recoveries	(43,536)	(122,000)	(165,536)
Expensed exploration costs	(2,817,457)	(777,618)	(3,595,075)
	$ 100	$ -	$ 100

The Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000 from New Cantech under the terms of the agreement on the BYC project in Inner Mongolia. The aggregate value of these shares at the date of issue ($122,000) has been recorded as an exploration cost recovery.

The Company has reclassified part of the opening balance of costs associated with the Heavenly Mountains project to expensed exploration costs.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

4.

Equipment

	2004
		Accumulated	Net book
	Cost	Amortization	Value

Computer equipment	$ 115,126	$ 83,280	$ 31,846
Leasehold improvements	31,424	28,536	2,888
Mining equipment	208,081	180,548	27,533
Motor vehicles	175,262	67,728	107,534
Office equipment and furniture	108,433	81,865	26,568
	$ 638,326	$ 441,957	$ 196,369

	2003
		Accumulated	Net book
	Cost	Amortization	Value

Computer equipment	$ 74,895	$ 61,777	$ 13,118
Leasehold improvements	5,776	1,733	4,043
Mining equipment	191,873	167,416	24,457
Motor vehicles	59,309	53,378	5,931
Office equipment and furniture	90,465	71,953	18,512
	$ 422,318	$ 356,257	$ 66,061

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver based on the amount of their investment (see Note 6e) adjusted for income or losses from operations since the date of their investment.

.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2002	18,580,123	$10,836,933
Stock options exercised ranging from $0.20 to $0.55 per share, including $69,201 contributed surplus attributed to stock-based compensation recognized	763,000	373,851
Private placement at $0.35 per share plus 186,344 shares and less $44,744 for finders’ fees	4,472,058	1,455,257
Share purchase warrants exercised at $0.40 per share	50,000	20,000
Private placement at $1.70 per share less $464,348 in cash for share issuance costs	3,748,848	5,908,695
Shares allotted for the conversion of convertible debenture	-	607,135
Balance, December 31, 2003	27,614,029	19,201,871
Shares issued for the conversion of convertible debenture and accrued interest	1,461,750	-
Stock options exercised ranging from $0.20 to $0.55 per share, including $35,703 contributed surplus attributed to stock-based compensation recognized	718,333	285,173
Share purchase warrants exercised at $0.40 per share	1,490,857	596,343
Private placement at $1.40 per share less $546,000 for share issuance costs	3,571,428	4,454,000
Share purchase warrants exercised at $0.60 to $1.70 per share	187,500	263,750
Balance, December 31, 2004	35,043,897	$24,801,137

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Share Capital  (continued)

As at December 31, 2004, 2,991,322 (2003 – 2,991,322) of the shares issued are held in escrow; their release is subject to the direction of the regulatory authorities.

In 2003, the Company completed a $580,000 convertible debenture financing. The debenture accrued interest at 10% per year and matured in five years. The debenture was convertible into 1,451,500 common shares at $0.40 per share and the interest into 10,250 common shares at $1.80 per share. In January 2004, the debenture and accrued interest were converted to 1,461,750 common shares.

On October 19, 2004, the Company completed a non-brokered private placement of 3,571,428 units priced at $1.40 per unit with each unit consisting of one common share and one-half of one common share purchase warrant (“Warrant”). Each whole warrant is exercisable by the holder at any time for a period of twenty four months from the date of closing to acquire one common share at a price of $1.70. The Company applied the residual approach and allocated the total proceeds of $5 million to the common shares and $nil to warrants. The Company issued 250,000 broker options exercisable at $1.40 per share in connection with this offering.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of Warrants	Weighted Average Exercise Price	Number of Broker Options	Weighted Average Exercise Price
Outstanding at December 31, 2002	-	$ -	-	$ -
Issued	4,279,700	$ 1.25	-	$ -
Exercised	(50,000)	$ 0.40	-	$ -
Expired	-	$ -	-	$ -
Outstanding at December 31, 2003	4,229,700	$ 1.26	-	$ -
Issued	1,785,714	$ 1.70	250,000	$ 1.40
Exercised	(1,678,357)	$ 0.68	-	$ -
Expired	(262,419)	$ 1.80	-	$ -
Outstanding at December 31, 2004	4,074,638	$ 1.76	250,000	$ 1.40

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

Share purchase warrants and broker options outstanding as at December 31, 2004:

Number of Warrants	Exercise Price	Expiry Date

552,000	$0.60	July 21, 2005
1,874,424	$2.15	December 8, 2005
1,648,214	$1.40	October 14, 2006
4,074,638

Broker Options	Exercise Price	Expiry Date

250,000	$1.40	April 14, 2006

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2003	$ 179,528
Cumulative effect of a change in accounting policy on stock-based compensation (Note 2a)	154,300
2004 stock-based compensation	505,932
Transfer to share capital on exercise of stock options	(35,703)
Balance at December 31, 2004	$ 804,057

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(d)

Stock Options

The Company may grant options to the Company’s directors, officers, employees and service providers under the Company’s stock option plans.  On June 8, 2004, the shareholders of the Company approved the amendments to its 1998 Stock Option Plan.  The maximum number of common shares reserved for issuance has increased from 4,074,024 common shares to 5,979,226 common shares.  A summary of the status of options granted by the Company is as follows:

	Number	Weighted Average Exercise Price
Options outstanding at December 31, 2002	3,052,000	$ 0.39
Granted	1,624,000	$ 0.73
Exercised	(763,000)	$ 0.40
Cancelled / expired	(594,000)	$ 0.55
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	1,010,000	$ 1.64
Exercised	(718,333)	$ 0.35
Expired / cancelled / forfeited	(126,667)	$ 0.74
Options outstanding at December 31, 2004	3,484,000	$ 0.88

The weighted-average fair value of the option granted during the year ended December 31, 2004 was $0.74 (2003 - $0.46).

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10 - $1.00	2,274,000	1.67	$0.44	2,234,186	$0.44
$1.01 - $2.00	1,210,000	3.03	$1.70	306,667	$1.90
	3,484,000	2.14	$0.88	2,540,853	$0.62

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2004	2003
Risk-free interest rate	4.23%	5.14%
Dividend yield	0%	0%
Volatility	43% - 97%	67% - 111%
Approximate expected lives	3 years	3 years

A summary of weighted average fair value of stock options granted during the year-end December 31, 2004 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price exceeds market price at grant date:	$ 1.80	$ 0.95
Exercise price less than market price at grant date:	$ 1.50	$ 0.55

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide reliable measure of the fair value of the Company’s stock options.

(e)

Minco Silver Special Warrants

During the year, Minco Silver issued 6,000,000 special warrants at $0.50 each for gross proceeds of $3,000,000. Each special warrant entitles the holder without payment of any additional consideration to receive one common share of Minco Silver. Upon completion of a prospectus qualifying the special warrants, Minco Silver will have 20,000,000 common shares issued and outstanding. The net proceeds from the Offering will be used to fund exploration and development activities on the Fuwan Silver property, acquisition of further silver dominant mineral properties in China and for general corporate purposes.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

7.

Income Taxes

(a)

A reconciliation of the statutory tax rate to the effective rate for the Company is as follows:

	2004	2003

Statutory income tax rate	(36%)	(38%)
Tax losses not benefited	36%	38%
Effective tax rate	-	-

(b)

As at December 31, 2004, the Company has non-capital losses of approximately $7,000,000, unused cumulative Canadian and foreign exploration and development expenses of $4,480,000, and undepreciated capital costs of approximately $446,000 carried forward for tax purposes and available to reduce taxable income of future years.  The non-capital losses will expire between 2005 and 2014 if not utilized.  The exploration and development expenses and undepreciated capital costs can be carried forward indefinitely. The Company also had operation losses and exploration costs incurred in China of approximately $3,513,000 and $1,128,000 respectively carried forward for Chinese tax purposes.

Future income tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is uncertain.

8.

Related Party Transactions

(a)

The Company incurred the following expenses to its directors or corporations controlled by its directors:

	2004	2003

Exploration costs	$ 104,650	$ 68,992
Management fees	23,578	18,239
Property investigation	28,172	32,786
Investor relations	85,000	-
Director's fees	7,250	-
	$ 248,650	$ 120,017

(b)

Accounts payable of $14,017 (2003 - $31,030) are due to a director of the Company.

(c)

Receivables of $202,550 (2003 - $234,436) are due from two companies related by a common director. These amounts were subsequently received.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

9.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets and operating loss is as follows:

	2004	2003
Assets
Canada	$ 9,781,271	$ 6,918,159
China	3,244,420	63,891
	691

Operating Loss
Canada	$ (1,845,334)	$ (1,810,870)
China	(1,139,004)	(43,603)
	(2,984,338)	(1,854,473)

10.

Non-Cash Transactions

In 2004, the Company received common shares of Cantech with an aggregate value of $122,000 which offset exploration costs in respect of the BYC project in Inner Mongolia. At December 31, 2004, the market value of the New Cantech common shares is $64,750.

In 2003, the Company paid $26,535 in interest expense through the issuance of common shares.

11.

Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $515,413, as follows:

2005	238,009
2006	207,537
2007	69,867
413

The Company has entered into sub-lease agreements for a portion of its leased premises. The Company is also committed to payments of up to $1,741,460 in respect of mineral property development.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

11.

Commitments (continued)

(b)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited. “Teck Cominco”), of Vancouver, B.C., Canada on February 19, 1996 and February 20, 1996, respectively (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first offer on the disposition of Minco’s interests until April 2007.

12.

Financial Instruments

Fair value - The fair value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments. The fair value of temporary investments is equivalent to market value, although temporary investments are carried at the lower of cost or market value.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed interest rate risk.

Credit risk - The Company places its temporary investment funds into government and bank debt securities and is subject to minimal credit risk with regard to temporary investments.  The Company has few debts and so is subject to minimal credit risk on borrowings.

13.

Subsequent Events

(a)

On March 21, 2005, the Company received thirteen exploration permits, under the Company’s fully owned subsidiary Minco Mining (China) Corporation, in Gansu Wenxian County and Gansu Wudu County.

(b)

Subsequent to December 31, 2004, the Company issued 132,700 common shares at prices ranging from $0.20 to $0.50 per share totalling to $81,540 pursuant to the exercise of stock options.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(Expressed in Canadian Dollars)

14.

Comparative Figures

Certain 2003 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2004.